Exhibit 99.01
News Release

Contacts:
FormFactor, Inc.	StreetSmart Investor Relations
Ron C. Foster	Brooke Deterline
Chief Financial Officer	Annie Leschin
(925) 290-4023	(925) 456-3911
IR@FormFactor.com
FOR IMMEDIATE RELEASE
FormFactor, Inc. Announces 2005 Third Quarter Financial Results
Record quarterly revenues of $62.4 million, up 21% year over year.
LIVERMORE, CA — October 19, 2005 — FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the third quarter of fiscal year 2005, ended September 24, 2005. Quarterly revenues were a record $62.4 million, up 19% from $52.3 million in the second quarter of fiscal year 2005, and 21% from $51.4 million for the third quarter of fiscal year 2004.
Operating income for the third quarter of fiscal year 2005 was 13.7% of revenues, compared to 12.0% for the second quarter of fiscal year 2005, and 23.0% in the third quarter of 2004, as we ramped our factory and incurred start-up costs of $2.3 million, $4.7 million, and $1.2 million, respectively.
Net income for the third quarter of fiscal year 2005 was $9.8 million or $0.23 per share on a fully diluted basis, compared to $5.0 million or $0.12 per share on a fully diluted basis for the second quarter of fiscal year 2005, and $7.5 million or $0.19 per share on a fully diluted basis for the third quarter of fiscal year 2004. The current quarter EPS was benefited by $0.08 per share in one time tax adjustments.
Bookings of $62.9 million for the third quarter of fiscal year 2005 also set a company record, with an increase of 8.5% from $58.0 million for the second quarter of fiscal year 2005 and 39.5% from $45.1 million for the third quarter of fiscal year 2004.
Joseph Bronson, President of FormFactor stated, “Demand for the Company’s leading-edge advanced technology products continued strong, outpacing semiconductor industry growth trends. We are pleased with the Company’s results this quarter, as we made substantial progress ramping capacity at our new, industry-leading facility. This enabled us to exceed our revenue targets and more aggressively pursue a greater share of our large market opportunity.”
The Company has posted its revenue breakdown by region and market segment on the Investors section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the Investor section of the Company’s website at www.formfactor.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until October 21, 2005 at 9:00 p.m. PDT and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering confirmation code 3527438.
About FormFactor:
FormFactor, Inc. (Nasdaq: FORM) is an industry leader in the design, development, manufacture, sale and support of precision, high-performance advanced semiconductor wafer probe cards. The Company’s products are based on its proprietary technologies, including its MicroSpring interconnect technology and design processes, which enable FormFactor to produce wafer probe cards for test applications that require reliability, speed, precision and signal integrity. FormFactor is headquartered in Livermore, California. For more information, visit the Company’s website at www.formfactor.com.
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FormFactor and MicroSpring are registered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.
Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, future growth and the performance of our products. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductor devices; the rate at which semiconductor manufacturers make the transition to 110 and sub-110 nanometer technology nodes and to 300mm fabrication facilities, and implement tooling cycles; and the Company’s ability to efficiently transition into its new manufacturing facility. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the Company’s Form 10-Q for the period ended June 25, 2005, filed with the Securities and Exchange Commission (“SEC”), and other SEC filings. Copies of SEC filings made by the Company are available at http://investors.formfactor.com/edgar.cfm. The Company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited — in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 24, 2005	September 25, 2004	September 24, 2005	September 25, 2004
Revenues	$62,374	$51,377	$165,676	$131,649
Cost of revenues	33,980	25,471	93,105	63,655
Stock-based compensation	108	154	379	466

Gross margin	28,286	25,752	72,192	67,528

Operating expenses:
Research and development	7,700	5,555	18,884	14,420
Selling, general and administrative	10,655	7,904	29,228	20,640
Stock-based compensation	1,397	455	2,632	1,571

Total operating expenses	19,752	13,914	50,744	36,631

Operating income	8,534	11,838	21,448	30,897

Interest income	1,116	635	2,912	1,740
Other income and expense, net	(630)	(156)	(655)	(798)

	486	479	2,257	942

Income before income taxes	9,020	12,317	23,705	31,839
Benefit from (provision for) income taxes	758	(4,820)	(4,004)	(12,483)

Net income	$9,778	$7,497	$19,701	$19,356

Net income per share:
Basic	$0.25	$0.20	$0.50	$0.52

Diluted	$0.23	$0.19	$0.47	$0.48

Weighted-average number of shares used in per share calculations:
Basic	39,733	37,632	39,343	37,584

Diluted	41,762	40,499	41,492	40,490

FORMFACTOR, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited — in thousands, except share and per share data)

	September 24,	December 25,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$23,690	$34,836
Marketable securities	177,892	156,647
Accounts receivable, net of allowance for doubtful accounts of $74 in 2005 and $41 in 2004	35,468	25,054
Inventories	14,416	11,232

Deferred tax assets	9,754	7,587
Prepaid expenses and other current assets	7,522	4,760

Total current assets	268,742	240,116

Restricted cash	2,250	2,250

Property and equipment, net	75,379	59,356

Deferred tax assets	2,665	570

Other assets	473	274

Total assets	$349,509	$302,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$18,810	$17,556
Accrued liabilities	20,164	14,685
Deferred revenue and customer advances	4,132	2,770

Total current liabilities	43,106	35,011

Deferred revenue and customer advances	16	195
Deferred rent	3,047	2,185

Total liabilities	46,169	37,391

Stockholders’ equity Common stock, $0.001 par value	40	39
Additional paid in capital	264,861	249,149
Deferred stock-based compensation	(3,172)	(5,413)
Accumulated other comprehensive loss	(220)	(730)
Retained earnings	41,831	22,130

Total stockholders’ equity	303,340	265,175

Total liabilities and stockholders’ equity	$349,509	$302,566